Exhibit 99


Compaq Computer Corporation     P.O. Box 692000                    News Release
Public Relations                Houston, Texas  77269-2000
                                Tel 281-514-0484
                                Fax 281-514-4583

                                http://www.compaq.com



[Logo of Compaq Computer Corporation appears here]


FOR IMMEDIATE RELEASE
---------------------

                     Compaq Reports First Quarter Earnings

     HOUSTON, April 15, 1998 - Compaq Computer Corporation (NYSE: CPQ) today announced worldwide sales of $5.7 billion for the first quarter ended March 31, 1998, an increase of eight percent compared to the first quarter of 1997. Net income for the quarter was $16 million or $.01 per share.

     "As we indicated in early March, sales from our North American commercial channels were not meeting our expectations. At that time, we said we would immediately reduce prices and aggressively promote commercial products in North America in order to reduce channel inventories and accelerate the implementation of our Optimized Distribution Model (ODM), and that is exactly what we are doing. As a result, we are seeing an acceleration of sales out of the channel," said Eckhard Pfeiffer, Compaq's President and Chief Executive Officer.

     "It will take another quarter of adjustment to put the Company's core business on a track of improved profitability," said Earl Mason, Senior Vice President and Chief Financial Officer. "Our asset management progress continues. For example, End of Period Inventory Turns was 15 which is an improvement of 4 turns from the first quarter of 1997. In fact, inventory decreased $314 million from the fourth quarter of 1997. This coupled with improvements in receivables and payables increased our cash balance to $7.1 billion, an increase of 43 percent over the $5.0 billion reported a year ago."

BUSINESS OUTLOOK

     "The second quarter, while a period of adjustment, will also be the time the Company repositions itself with almost a complete new product line. From handheld devices to high-end servers, Compaq will be introducing some of the most competitive products in the industry. We continue to work with the Federal Trade Commission and the Securities and Exchange Commission to obtain approval for the pending acquisition of Digital Equipment Corporation. This closing is expected to take place in the second quarter," said Pfeiffer.

COMPANY BACKGROUND

     Founded in 1982, Compaq Computer Corporation, a Fortune 100 company, is a global information technology company. Compaq is the fifth largest computer company in the world and the largest global supplier of personal computers. With worldwide sales of $24.6 billion in 1997, Compaq develops and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking and communication products, commercial desktop and portable products and consumer PCs. The company is an industry leader in environmentally friendly programs and business practices.

     Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products can be found at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations can be obtained by calling 1-800-345-1518.

     This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the implementation of operations and systems improvements, particularly those associated with the Optimized Distribution Model; the operational integration associated with the pending acquisition of Digital Equipment Corporation; market responses to pricing actions and promotional programs; continued competitive factors and pricing pressures; inventory risks due to shifts in market demand; timely development, production, and acceptance of the products; and changes in product mix. Further information on the factors that could affect the Compaq's financial results are included in its SEC filings, including the annual report on Form 10-K for the year ended December 31, 1997, and the quarterly report on Form 10-Q for the quarter ended March 31, 1998, to be filed shortly.

       (Attached is Consolidated Balance Sheet and Statement of Income.)
                                   #   #   #

Compaq, Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further editorial information, contact:
Compaq Computer Corporation     Jim Finlaw                   281-514-6137
                                jim.finlaw@compaq.com
Miller/Shandwick Technologies   Angela Goodwin               281-514-0688
                                angela.goodwin@compaq.com

For financial information, contact:
Investor Relations                 281-514-9549
Investor Relations Fax Service     800-433-2391 or 281-518-0435

                                         COMPAQ COMPUTER CORPORATION
                                       CONSOLIDATED STATEMENT OF INCOME
                                                 (unaudited)

                                                                                  Quarter Ended
                                                                                     March 31,
                                                                            ------------------------
                                                                               1998          1997 *
                                                                            -----------    ----------
                                                                              (in millions, except
                                                                                per share amounts)
Sales                                                                       $    5,687     $    5,272
Cost of sales                                                                    4,664          3,855
                                                                            -----------    -----------
                                                                                 1,023          1,417
                                                                            -----------    -----------

Selling, general and administrative expense                                        785            639
Research and development costs                                                     245            189
Other income and expense, net                                                     ( 30)          ( 15)
                                                                            ------------   -----------
                                                                                 1,000            813
                                                                            ------------   -----------
Income before provision for income taxes                                            23            604
Provision for income taxes                                                           7            190
                                                                            ------------   -----------
Net income                                                                  $       16     $      414
                                                                            ============   ===========

Earnings per common share:
          Basic                                                             $     0.01     $     0.28
                                                                            ============   ===========
          Diluted                                                           $     0.01     $     0.27
                                                                            ============   ===========
Shares used in computing earnings per common share:
          Basic                                                                  1,523          1,494
                                                                            ============   ===========
          Diluted                                                                1,584          1,541
                                                                            ============   ===========

* Historical financial results have been restated to reflect the merger of Tandem into Compaq in a pooling of interest transaction.



                                          COMPAQ COMPUTER CORPORATION
                                          CONSOLIDATED BALANCE SHEET
                                                  (unaudited)

                                                     ASSETS
                                                                          March 31,       December 31,
                                                                            1998              1997
                                                                        -------------     ------------
                                                                                 (in millions)
Current assets:
   Cash and cash equivalents                                            $      7,107      $     6,418
   Short-term investments                                                          -              344
   Accounts receivable, net                                                    2,743            2,891
   Inventories                                                                 1,256            1,570
   Deferred income taxes                                                         594              595
   Other current assets                                                          207              199
                                                                        -------------     ------------
        Total current assets                                                  11,907           12,017
Property, plant and equipment, less accumulated depreciation                   2,028            1,985
Other assets                                                                     645              629
                                                                        -------------     ------------
                                                                        $     14,580      $    14,631
                                                                        =============     ============


                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                     $      2,812      $    2,837
   Income taxes payable                                                          257             195
   Other current liabilities                                                   2,037           2,170
                                                                        -------------     -----------
        Total current liabilities                                              5,106           5,202
                                                                        -------------     -----------
Stockholders' equity:
   Preferred stock, $.01 par value
        (authorized: 10 million shares; issued: none)
   Common stock and capital in excess of $.01 par value
        (authorized: 3 billion shares; issued and outstanding:
      1,526 million shares at March 31, 1998 and
      1,519 million shares at December 31, 1997)                               2,153           2,096
   Retained earnings                                                           7,321           7,333
                                                                        -------------     -----------
        Total stockholders' equity                                             9,474           9,429
                                                                        -------------     -----------
                                                                        $     14,580      $   14,631
                                                                        =============     ===========